Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-231302

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 24, 2019)

Petróleo Brasileiro S.A. — Petrobras

(Brazilian Petroleum Corporation — Petrobras)

241,340,371 Common Shares, including Common Shares represented by American Depositary Shares

The selling shareholder named in this prospectus supplement, or the Selling Shareholder, is offering 241,340,371 common shares of Petrobras, or our common shares, in a global offering that consists of an international offering outside Brazil and a concurrent public offering in Brazil. The international offering includes a registered offering in the United States. The closings of the international and Brazilian offerings are conditioned upon each other.

In the international offering, the Selling Shareholder is offering our common shares, including common shares represented by American depositary shares, each of which represents two of our common shares, or the common ADSs. Common ADSs sold in the international offering will be paid for in U.S. dollars. Common shares sold in the international offering will be delivered in Brazil and paid for in reais.

The international underwriters named in this prospectus supplement are underwriting the sale of 26,508,015 common ADSs, which represent 53,016,030 common shares. In addition, the Selling Shareholder is selling 8,142,985 common ADSs directly to investors, which represent 16,285,970 common shares. The Brazilian underwriters are placing 172,038,371 common shares, including common shares sold in the international offering, to investors outside Brazil.

Our common shares are listed on the São Paulo Stock Exchange (B3 S.A. – Brasil, Bolsa, Balcão), or the B3, under the ticker symbol “PETR3.” The closing price of our common shares on the B3 on June 25, 2019 was R$30.70 per common share. The common ADSs are listed on The New York Stock Exchange, or the NYSE, under the ticker symbol “PBR.” The closing price of the common ADSs on the NYSE on June 25, 2019 was U.S.$15.98 per common ADS. Our common shares are also listed on the Mercado de Valores Latinoamericanos en Euros (Latibex) under the ticker symbol “XPBR” and on the Bolsa de Comercio de Buenos Aires (BCBA) under the ticker symbol “APBR.”

This prospectus supplement has been prepared on the basis that any offer of the securities offered in this prospectus supplement in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the Member State concerned.

See “Risk Factors” beginning on page S-12 to read about factors you should consider before investing in the securities offered in this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state or foreign securities commission, including the Brazilian Securities Commission (Commissão de Valores Mobiliarios, or CVM), has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common ADS		Per Common Share		Total(1)
Public offering price(2)	U.S.$	15.84	R$	30.25	U.S.$	1,907,660,540.46
Underwriting discounts, fees and commissions(3)(4)	U.S.$	0.214099	R$	0.410000	U.S.$	24,091,979.74
Proceeds, before expenses, to the Selling Shareholder(3)(5)	U.S.$	15.5859	R$	29.8400	U.S.$	1,886,510,431.17

(1)	Amounts in reais have been translated into U.S. dollars at the selling rate reported by the Central Bank of Brazil as of June 25, 2019, or R$3.83 to U.S.$1.00.
(2)	The public offering price per common ADS includes a common ADS issuance fee of U.S.$0.04 per common ADS that will be paid to the ADS depositary.
(3)

Underwriting discounts, fees and commissions will be payable only on the portion of the common shares, including common shares represented by common ADSs, being sold and placed by the international underwriters and the Brazilian underwriters, respectively.

(4)	See “Underwriting” beginning on page S-22 of this prospectus supplement for additional information regarding underwriting compensation.
(5)	The proceeds, before expenses, to the Selling Shareholder excludes the common ADS issuance fee of U.S.$0.04 per common ADS that will be paid to the ADS depositary.

The international underwriters expect to deliver the common ADSs through the facilities of The Depository Trust Company against payment in New York, New York on or about June 28, 2019. Delivery of our common shares, including common shares offered in the international offering, will be made in Brazil through the book-entry facilities of the B3 Central Depository (Central Depositária da B3) on or about June 28, 2019.

Global Coordinators and Joint Bookrunners

Caixa Econômica Federal	UBS Investment Bank	Morgan Stanley	BofA Merrill Lynch

Joint Bookrunner

XP Securities

The date of this prospectus supplement is June 25, 2019.

PROSPECTUS SUPPLEMENT

i

PROSPECTUS

About this Prospectus	2

Forward-Looking Statements	3

Petrobras	5

Use of Proceeds	6

Selling Shareholder	7

The Securities	8

Description of Common Shares and Common American Depositary Shares	9

Plan of Distribution	15

Experts	16

Validity of Securities	17

Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons	18

Where You Can Find More Information	20

Incorporation of Certain Documents by Reference	21

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the offering by the Selling Shareholder and certain other matters relating to us and our business, financial condition and results of operation. The second part, the accompanying prospectus, gives more general information about the common shares and common ADSs that the Selling Shareholder is offering. Generally, references to the prospectus mean this prospectus supplement and the accompanying prospectus combined. If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any related free-writing prospectus we prepare or authorize. Petrobras has not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither the Selling Shareholder nor the international underwriters are making an offer to sell our common shares or the common ADSs in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

The Selling Shareholder is using this prospectus to offer our common shares and the common ADSs outside Brazil. The Selling Shareholder is also offering our common shares in Brazil by means of a Brazilian prospectus and accompanying reference form (formulário de referência) in Portuguese (the Brazilian offering documents). You should not rely on the Brazilian offering documents in making an investment decision in relation to our common shares and the common ADSs offered hereby.

In this prospectus supplement, unless the context otherwise requires, references to “Petrobras” are to Petróleo Brasileiro S.A. – Petrobras and references to “we,” “us” and “our” are to Petróleo Brasileiro S.A. – Petrobras and its consolidated subsidiaries, joint operations and structured entities taken as a whole.

References herein to “reais” or “R$” are to the lawful currency of Brazil. References herein to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States.

PRIIPs Regulation / Prospectus Directive / Prohibition of sales to EEA retail investors – Our common shares and the common ADSs are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling our common shares and the common ADSs or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling our common shares and the common ADSs or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

In any EEA Member State that has implemented the Prospectus Directive (each, a “Relevant Member State”), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of common shares and common ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares and common ADSs. Accordingly, any person making or intending to make any offer within the EEA of common shares or common ADSs which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Petrobras, the Selling Shareholder or any of the international underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Petrobras nor the Selling Shareholder nor the international underwriters have authorized, nor do they authorize, the making of any offer of common shares or common ADSs in circumstances in which an obligation arises for Petrobras, the Selling Shareholder or the international underwriters to publish a prospectus for such offer.

Each person in a EEA Member State that has implemented the Prospectus Directive (each, a “Relevant Member State”), who receives any communication in respect of, or who acquires any common shares or common ADSs under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each international underwriter, Petrobras and the Selling Shareholder that:

(a)	it is a qualified investor as defined in the Prospectus Directive; and

(b)

in the case of any common shares or common ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) our common shares or the common ADSs acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the international underwriters has been given to the offer or resale; or (ii) where our common shares or the common ADSs have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares or common ADSs to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation, the expression an “offer” in relation to any common shares or common ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares or common ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the common shares or common ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement are forward-looking statements that are not based on historical facts and are not assurances of future results. Many of the forward-looking statements contained, or incorporated by reference, in this prospectus supplement may be identified by the use of forward-looking words, such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “potential” and similar expressions.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. There is no assurance that the expected events, trends or results will actually occur.

We have made forward-looking statements that address, among other things:

•	our marketing and expansion strategy;

•	our exploration and production activities, including drilling;

•	our activities related to refining, import, export, transportation of oil, natural gas and oil products, petrochemicals, power generation, biofuels and other sources of renewable energy;

•	our projected and targeted capital expenditures and other costs, commitments and revenues;

•	our liquidity and sources of funding;

•	our pricing strategy and development of additional revenue sources; and

•	the impact, including cost, of acquisitions and divestments.

Our forward-looking statements are not guarantees of future performance and are subject to assumptions that may prove incorrect and to risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of assumptions and factors. These factors include, but are not limited to, the following:

•	our ability to obtain financing;

•	general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;

•	global economic conditions;

•	our ability to find, acquire or gain access to additional reserves and to develop our current reserves successfully;

•	uncertainties inherent in making estimates of our oil and gas reserves, including recently discovered oil and gas reserves;

•	competition;

•	technical difficulties in the operation of our equipment and the provision of our services;

•	changes in, or failure to comply with, laws or regulations, including with respect to fraudulent activity, corruption and bribery;

•	receipt of governmental approvals and licenses;

•	international and Brazilian political, economic and social developments;

•	natural disasters, accidents, military operations, acts of sabotage, wars or embargoes;

•	the cost and availability of adequate insurance coverage;

•	our ability to successfully implement assets sales under our divestment program;

•	the outcome of ongoing corruption investigations and any new facts or information that may arise in relation to the “Lava Jato investigation;”

•	the effectiveness of our risk management policies and procedures, including operational risks;

•	litigation, such as class actions or enforcement or other proceedings brought by governmental and regulatory agencies; and

•	other factors discussed below under “Risk Factors.”

For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, see “Risk Factors” in this prospectus supplement and in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

All forward-looking statements attributed to us or a person acting on our behalf are qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus supplement or the accompanying prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Petrobras is incorporating by reference into this prospectus supplement the following documents that it has filed with or furnished to the SEC:

(1)	The Petrobras Annual Report on Form 20-F for the year ended December 31, 2018, or the 2018 Form 20-F, filed with the SEC on April 1, 2019.

(2)	The following Petrobras Reports on Form 6-K relating to the resignation, nomination and appointment of Petrobras directors and officers:

•	Report on Form 6-K furnished to the SEC on April 25, 2019 (Film Number 19765104).

•	Report on Form 6-K furnished to the SEC on April 25, 2019 (Film Number 19765150).

•	Report on Form 6-K furnished to the SEC on May 21, 2019.

•	Report on Form 6-K furnished to the SEC on May 30, 2019.

(3)	The Petrobras Report on Form 6-K furnished to the SEC on April 29, 2019, announcing Petrobras’s approval of new guidelines for its portfolio management.

(4)

The Petrobras Report on Form 6-K furnished to the SEC on May 8, 2019, containing Petrobras’s financial statements in U.S. dollars as of March 31, 2019, and for the three-month periods ended March 31, 2019 and 2018, prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB.

(5)

The Petrobras Report on Form 6-K furnished to the SEC on May 8, 2019, containing a discussion of Petrobras’s financial information and results in U.S. dollars as of March 31, 2019, and for the three-month periods ended March 31, 2019 and 2018.

(6)	The Petrobras Report on Form 6-K furnished to the SEC on May 8, 2019, announcing the approval of payment of shareholder remuneration.

(7)	The Petrobras Report on Form 6-K furnished to the SEC on May 16, 2019, announcing a payment of interest on capital and dividends.

(8)	The following Petrobras Reports on Form 6-K relating to the Vantage arbitration:

•	Report on Form 6-K furnished to the SEC on May 20, 2019.

•	Report on Form 6-K furnished to the SEC on June 24, 2019.

(9)	The following Petrobras Reports on Form 6-K relating to the Transfer of Rights Agreement:

•	Report on Form 6-K furnished to the SEC on May 21, 2019.

•	Report on Form 6-K furnished to the SEC on May 22, 2019

(10)	The Petrobras Report on Form 6-K furnished to the SEC on May 21, 2019, relating to the custodian under the ADR programs.

(11)	The Petrobras Report on Form 6-K furnished to the SEC on May 23, 2019, relating to the proposed sale of part of its stake in BR Distribuidora.

(12)	The following Petrobras Reports on Form 6-K relating to the decision to suspend the sale of fertilizer assets:

•	Report on Form 6-K furnished to the SEC on May 30, 2019.

•	Report on Form 6-K furnished to the SEC on June 17, 2019.

(13)	The Petrobras Report on Form 6-K furnished to the SEC on May 30, 2019, relating to a request by regulatory agency.

(14)	The Petrobras Report on Form 6-K furnished to the SEC on June 7, 2019, relating to a favorable decision of the Brazilian Supreme Court with respect to a provisional injunction on assets sale.

(15)	The Petrobras Report on Form 6-K furnished to the SEC on June 10, 2019, relating to the secondary public offering of BR Distribuidora.

(16)	The Petrobras Report on Form 6-K furnished to the SEC on June 11, 2019, relating to the leniency agreement with Braskem.

(17)	The Petrobras Report on Form 6-K furnished to the SEC on June 11, 2019, relating to the agreement with CADE for the downstream segment.

(18)	The Petrobras Report on Form 6-K furnished to the SEC on June 12, 2019, regarding the sales process of Breitener Energética S.A.

(19)	The Petrobras Report on Form 6-K furnished to the SEC on June 12, 2019, regarding the sale of onshore fields in Espírito Santo.

(20)	The Petrobras Report on Form 6-K furnished to the SEC on June 13, 2019, relating to readjustments in diesel and gasoline prices.

(21)	The Petrobras Report on Form 6-K furnished to the SEC on June 13, 2019, relating to Enchova and Pampo clusters.

(22)	The Petrobras Report on Form 6-K furnished to the SEC on June 13, 2019, relating to the sale of Transportadora Associada de Gás S.A.

(23)	The Petrobras Report on Form 6-K furnished to the SEC on June 17, 2019, informing of the withdrawal of the arbitration initiated against Petrobras in Argentina.

(24)	The Petrobras Report on Form 6-K furnished to the SEC on June 17, 2019, regarding natural gas discovery in the Sergipe Basin.

(25)	The Petrobras Report on Form 6-K furnished to the SEC on June 20, 2019, relating to the sale of Liquigás Distribuidora S.A.

(26)	The Petrobras Report on Form 6-K furnished to the SEC on June 25, 2019, regarding the sale of onshore fields of Rio Ventura Cluster.

(27)

Any future reports of Petrobras on Form 6-K furnished to the SEC prior to the completion of the offering of the securities offered by this prospectus supplement, that are identified in those forms as being incorporated by reference into this prospectus supplement or the accompanying prospectus.

We will provide without charge to any person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Petrobras’s Investor Relations Department located at Avenida República do Chile, 65 — 10th Floor, 20031-912—Rio de Janeiro, RJ, Brazil, Attn: Leandro da Rocha Santos, Investor Relations Department, Finance Department, Institutional Investors Manager (telephone: +55 (21) 3224-0792; fax: +55 (21) 3224-1401; e-mail: petroinvest@petrobras.com.br).

WHERE YOU CAN FIND MORE INFORMATION

Information that Petrobras files with or furnishes to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that Petrobras incorporates by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by requesting them either in writing or orally, by telephone or by e-mail from us at the following address:

Investor Relations Department

Petróleo Brasileiro S.A.- Petrobras

Avenida República do Chile, 65 — 10th Floor

20031-912 — Rio de Janeiro — RJ, Brazil

Attn: Leandro da Rocha Santos, Investor Relations Department, Finance Department, Institutional Investors Manager

Telephone: +55 (21) 3224-0792

Fax: +55 (21) 3224-1401

E-mail: petroinvest@petrobras.com.br

Petrobras is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to a foreign private issuer, and accordingly files or furnishes reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. Any filings Petrobras makes electronically will be available to the public over the Internet at the SEC’s web site at http://www.sec.gov. The information on this website, which might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus supplement.

SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common shares and the common ADSs. You should read carefully the entire prospectus supplement, the accompanying prospectus, including “Risk Factors” and the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

We are one of the world’s largest integrated oil and gas companies, engaging in a broad range of oil and gas activities. Petrobras is a sociedade de economia mista, organized and existing under the laws of Brazil. For the years ended December 31, 2018 and 2017, we had sales revenues of U.S.$95.6 billion and U.S.$88.8 billion, respectively, gross profit of U.S.$34.1 billion and U.S.$28.7 billion, respectively, and net income (loss) attributable to shareholders of Petrobras of U.S.$7.2 billion and U.S.$(91.0) million, respectively. In 2018, our average domestic daily oil production was 2,035 mmbbl/d. We engage in a broad range of activities, which cover the following segments of our operations:

Exploration and Production: this segment covers the activities of exploration, development and production of crude oil, NGL (natural gas liquid) and natural gas in Brazil and abroad, for the primary purpose of supplying our domestic refineries. This segment also operates through partnerships with other companies, including holding interests in foreign entities operating in this segment;

Refining, Transportation and Marketing: this segment covers the activities of refining, logistics, transport and trading of crude oil and oil products in Brazil and abroad, exports of ethanol, petrochemical operations, such as extraction and processing of shale, as well as holding interests in petrochemical companies in Brazil;

Gas and Power: this segment covers the activities of logistics and trading of natural gas and electricity, transportation and trading of LNG (liquefied natural gas), generation of electricity by means of thermoelectric power plants, as well as holding interests in transporters and distributors of natural gas in Brazil and abroad. It also includes fertilizer operations;

Distribution: this segment covers the activities of Petrobras Distribuidora S.A., which sells oil products, including gasoline and diesel, ethanol and vehicle natural gas in Brazil. This segment also includes distribution of oil products operations abroad (South America); and

Biofuel: this segment covers the activities of production of biodiesel and its co-products, as well as ethanol-related activities through interest in entities producing and trading ethanol, sugar and surplus electric power generated from sugarcane bagasse.

Additionally, we have a Corporate segment that has activities that are not attributed to the other segments, notably those related to corporate financial management, corporate overhead and other expenses, provision for the class action settlement, and actuarial expenses related to the pension and medical benefits for retired employees and their dependents. For further information regarding our business segments, see Notes 4.2 and 30 to our audited consolidated financial statements for the year ended December 31, 2018.

Our principal executive office is located at Avenida República do Chile, 65, 20031-912 – Rio de Janeiro RJ, Brazil, its telephone number is +(55-21) 3224-4477, and our website is www.petrobras.com.br. The information on our website, which might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus supplement.

The Offering

Issuer	Petróleo Brasileiro S.A. – Petrobras.

Selling Shareholder	Caixa Econômica Federal.

Global offering

The global offering consists of the international offering and the Brazilian offering. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

International offering

The international offering is being conducted outside Brazil and includes an offering registered with the SEC. The international underwriters named elsewhere in this prospectus supplement are underwriting the sale of 26,508,015 common ADSs. In addition, the Selling Shareholder is selling 8,142,985 common ADSs directly to investors. The international underwriters and the Selling Shareholder are also acting as placement agents on behalf of the Brazilian underwriters for sales of our common shares to investors outside Brazil.

SEC registered offering	The securities sold as part of the international offering to investors outside Brazil are being sold by means of this prospectus supplement in an offering registered with the SEC.

Brazilian offering

The Brazilian underwriters are placing 172,038,371 common shares, including common shares sold in the international offering, to investors outside Brazil. The offering to investors in Brazil is exempt from registration with the SEC under Regulation S.

Common ADSs	Each common ADS represents two of our common shares.

Purchases of common shares

The common shares purchased by investors outside Brazil will be delivered in Brazil and paid for in reais. Any investor outside Brazil purchasing our common shares must be authorized to invest in Brazilian securities pursuant to the applicable rules and regulations of the Brazilian National Monetary Council (Conselho Monetário Nacional, or CMN), the Brazilian Securities Commission (Comissão de Valores Mobiliários, or CVM), and the Central Bank of Brazil (Banco Central do Brasil).

Offering Price	The public offering prices in the international offering are set forth on the cover page of this prospectus supplement, in U.S. dollars per common ADS and reais per common share.

The public offering price per common ADS includes a common ADS issuance fee of U.S.$0.04 per common ADS that will be paid to the ADS depositary.

The public offering prices were approximately equivalent to each other at the exchange rates prevailing on June 25, 2019.

Use of proceeds

All of the securities offered as part of the global offering will be sold by the Selling Shareholder for its own account. Petrobras will not receive any of the proceeds from these sales. The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of these securities. The Selling Shareholder, directly or indirectly through third parties appointed by it, will also bear all other costs, fees and expenses incurred in effecting the registration and offering of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

Distributions

Under Brazilian law and our bylaws, we are required to distribute to our shareholders an annual amount equal to not less than 25% of our adjusted net income for the fiscal year, unless our board of directors advises our shareholders at our shareholders’ meeting that payment of the mandatory dividend for the preceding year is inadvisable in light of our financial condition and our shareholders approve that recommendation.

Holders of our preferred shares are entitled to minimum annual dividends equal to the greater of (i) 5% of their pro rata share of our paid-in capital or (ii) 3% of the book value of their preferred shares. To the extent that we declare dividends with respect to any year in amounts that exceed the minimum preferential dividends on our preferred shares, holders of our common shares and preferred shares will receive the same additional dividend amount per share.

The holders of common ADSs will be entitled to receive dividends to the same extent as the holders of our common shares, subject to deduction of any applicable fees and charges.

Voting Rights	Holders of our common shares are entitled to one vote per share at meetings of our shareholders. The Brazilian federal government is required by law to own at least a majority of our voting stock.

Holders of the common ADSs do not have voting rights, but may instruct the ADS depositary how to vote the common shares underlying their common ADSs under the circumstances described in the deposit agreement.

Listings	Our common shares are publicly traded in Brazil on the B3 under the symbol “PETR3”.

The common ADSs representing our common shares trade on the NYSE under the symbol “PBR”.

Our common shares trade on the Latibex under the symbol “XPBR”.

Our common shares are listed on the BCBA under the symbol “APBR”.

Lock-up agreements

None of Petrobras, its directors, officers or shareholders will be subject to lock-up agreements. However, any investor who is qualified to acquire our common shares in the Brazilian offering for retail investors and desires to benefit from priority allocation in such offering will agree not to, during a 45-day period beginning on the date the Commencement Notice (Anúncio de Início) (the “Brazilian Retail Lock-up Period”), offer, sell, lend, contract to sell, pledge, assign or otherwise dispose of such common shares. Such common shares will be placed in a dedicated account at the B3 Central Depository and will remain blocked in such account until the end of the Brazilian Retail Lock-up Period.

ADS depositary	The Bank of New York Mellon

Risk factors

You should carefully consider the risk factors discussed beginning on page S-12, the section entitled “Risk Factors” in Petrobras’s 2018 Form 20-F, which is incorporated by reference in this prospectus supplement, and the other information included or incorporated by reference in this prospectus supplement, before purchasing any common shares or common ADSs.

RISK FACTORS

Our 2018 Form 20-F includes extensive risk factors relating to our operations, our compliance and control risks (including those related to material weaknesses in our internal control over financial reporting identified in prior years, the ongoing Lava Jato investigation and uncertainty relating to our methodology to estimate the incorrectly capitalized overpayments uncovered in the context of the Lava Jato investigation), our relationship with the Brazilian federal government, and to Brazil. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in our common shares or common ADSs.

Risks Relating to Our Common Shares and the Common ADSs

The size, volatility, liquidity and regulation of the Brazilian securities markets may curb the ability of holders of the common ADSs to sell the common shares underlying those common ADSs.

Our common shares are among the most liquid traded on the B3, but overall, the Brazilian securities markets are smaller, more volatile and less liquid than the major securities markets in the United States and other jurisdictions, and may be regulated differently from the way in which U.S. investors are accustomed. Factors that may specifically affect the Brazilian equity markets may limit the ability of holders of the common ADSs to sell the common shares underlying those common ADSs at the price and time they desire.

Holders of the common ADSs may be unable to exercise preemptive rights with respect to the common shares underlying those common ADSs.

Holders of the common ADSs who are residents of the United States may not be able to exercise the preemptive rights relating to our common shares underlying those common ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to our common shares relating to these preemptive rights, and therefore we may not file any such registration statement. If a registration statement is not filed and an exemption from registration does not exist, The Bank of New York Mellon, as ADS depositary, or the ADS depositary, will attempt to sell the preemptive rights, and holders of the common ADSs will be entitled to receive the proceeds of the sale. However, the preemptive rights will expire if the ADS depositary cannot sell them. For a more complete description of preemptive rights with respect to our common shares, see Item 10. “Additional Information—Memorandum and Articles of Incorporation—Preemptive Rights” of the 2018 Form 20-F.

If holders of the common ADSs exchange their common ADSs for common shares, they risk losing the ability to timely remit foreign currency abroad and other related advantages.

The Brazilian custodian for our common shares underlying the common ADSs must obtain a certificate of registration from the Central Bank of Brazil to be entitled to remit U.S. dollars abroad for payments of dividends and other distributions relating to our common shares or upon the disposition of our common shares.

The surrender of the common ADSs for delivery of the underlying common shares is governed by CMN Resolution No. 4,373 and foreign investors who intend to do so are required to appoint a representative in Brazil for the purposes of Annex I of CMN Resolution No. 4,373, who will be in charge for keeping and updating the investors’ certificates of registrations with the Central Bank of Brazil, which entitles registered foreign investors to buy and sell directly on the B3. Such arrangements may require additional expenses from the foreign investor. Moreover, if such representatives fail to obtain or update the relevant certificates of registration, investors may incur in additional expenses or be subject to operational delays which could affect their ability to receive dividends or distributions relating to the common shares or the return of their capital in a timely manner.

The custodian’s certificate of registration or any foreign capital registration directly obtained by such holders may be affected by future legislative or regulatory changes, and we cannot assure such holders that additional restrictions applicable to them, the disposition of the underlying common shares, or the repatriation of the proceeds from the process will not be imposed in the future.

Holders of the common ADSs may face difficulties in protecting their interests.

Petrobras’s corporate affairs are governed by Petrobras’s bylaws and Brazilian Corporate Law, which differ from the legal principles that would apply if Petrobras were incorporated in a jurisdiction in the United States or elsewhere outside Brazil. In addition, the rights of a common ADS holder, which are derivative of the rights of holders of our common shares, to protect their interests are different under Brazilian Corporate Law than under the laws of other jurisdictions. Rules against insider trading and self-dealing and the preservation of shareholder interests may also be different in Brazil than in the United States. In addition, the structure of a class action in Brazil is different from that in the United States, and under Brazilian law, shareholders in Brazilian companies do not have standing to bring a class action, and under Petrobras’s bylaws must, generally with respect to disputes concerning rules regarding the operation of the capital markets, arbitrate any such disputes.

Petrobras is a state-controlled company organized under the laws of Brazil, and all of its directors and officers reside in Brazil. Substantially all of Petrobras’s assets and those of its directors and officers are located in Brazil. As a result, it may not be possible for holders of common ADSs to effect service of process upon Petrobras or its directors and officers within the United States or other jurisdictions outside Brazil or to enforce against Petrobras or its directors and officers judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of United States courts for civil liabilities based upon the United States federal securities laws may only be enforced in Brazil if certain requirements are met, holders of common ADSs may face greater difficulties in protecting their interest in actions against us or our directors and officers than would shareholders of a corporation incorporated in a state or other jurisdiction of the United States.

Holders of the common ADSs do not have the same voting rights as holders of our common shares.

Holders of the common ADSs do not have the same voting rights as holders of our common shares. Holders of the common ADSs are entitled to the contractual rights set forth for their benefit under the deposit agreements. ADS holders exercise voting rights by providing instructions to the ADS depositary, as opposed to attending shareholders meetings or voting by other means available to shareholders. In practice, the ability of a holder of the common ADSs to instruct the ADS depositary as to voting will depend on the timing and procedures for providing instructions to the ADS depositary, either directly or through the holder’s broker or other securities intermediary.

None of Petrobras, its directors, officers or major shareholders will be subject to lock-up agreements. If there are any substantial sales of our common shares or common ADSs by Petrobras or any of its directors, officers or major shareholders, or the market perception that such sales may occur, the price of our common shares or common ADSs could decline.

Petrobras will not be subject to any lock-up agreement that would restrict or limit its ability to issue and sell common shares, including common shares represented by common ADSs, into the market. Similarly, none of Petrobras’s directors, officers or major shareholders will be subject to any lock-up agreement that would restrict or limit their ability to sell common shares or common ADSs held by any of them. Substantial sales of our common shares or common ADSs may be sold into the market at any time after the consummation of the global offering. If there are substantial sales of our common shares or common ADSs, or the market perception that such sales may occur, particularly sales by Petrobras or any of its directors, officers or major shareholders, the price of our common shares or common ADSs could decline.

USE OF PROCEEDS

All of the securities offered as part of the global offering will be sold by the Selling Shareholder for its own account. Petrobras will not receive any of the proceeds from these sales. The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of these securities. The Selling Shareholder, directly or indirectly through third parties appointed by it, will also bear all other costs, fees and expenses incurred in effecting the registration and offering of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELECTED FINANCIAL INFORMATION

This prospectus supplement incorporates by reference (i) our unaudited consolidated interim financial statements as of March 31, 2019 and for the three-month periods ended March 31, 2019 and 2018, and (ii) our audited consolidated financial statements as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016, which have been prepared in accordance with IFRS as issued by the IASB.

The selected financial information as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014, presented in the tables below has been derived from Petrobras’s audited consolidated financial statements. Petrobras’s audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017 were audited by KPMG Auditores Independentes. Petrobras’s audited consolidated financial statements as of and for the years ended December 31, 2016, 2015 and 2014 were audited by PricewaterhouseCoopers Auditores Independentes. The selected financial information as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 has been derived from Petrobras’s unaudited consolidated interim financial statements, which in the opinion of management, reflect all adjustments that are of a normal recurring nature necessary for a fair presentation of the results for such periods. The results of operation for the three months ended March 31, 2019 are not necessarily indicative of the operating results to be expected for the entire year. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, Petrobras’s financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

Balance Sheet Data

	As of March 31,	As of December 31,
	2019	2018	2017	2016	2015	2014
	(U.S.$ million)
Assets:
Cash and cash equivalents	9,361	13,899	22,519	21,205	25,058	16,655
Marketable securities	1,121	1,083	1,885	784	780	9,323
Trade and other receivables, net	4,962	5,746	4,972	4,769	5,554	7,969
Inventories	8,459	8,987	8,489	8,475	7,441	11,466
Assets classified as held for sale	2,424	1,946	5,318	5,728	152	5
Other current assets	7,190	5,401	3,948	3,808	4,194	5,414
Long-term receivables	22,361	22,059	21,450	20,420	19,426	18,863
Investments	2,891	2,759	3,795	3,052	3,527	5,753
Property, plant and equipment	182,007	157,383	176,650	175,470	161,297	218,730
Intangible assets	2,785	2,805	2,340	3,272	3,092	4,509

Total assets	243,561	222,068	251,366	246,983	230,521	298,687

Liabilities and equity:
Total current liabilities	29,137	25,051	24,948	24,903	28,573	31,118
Non-current liabilities(1)	64,671	43,334	42,871	36,159	24,411	30,373
Non-current finance debt(2)	75,580	80,508	102,045	108,371	111,482	120,218

Total liabilities	169,388	148,893	169,864	169,433	164,466	181,709

Equity:
Share capital (net of share issuance costs)	107,101	107,101	107,101	107,101	107,101	107,101
Reserves and other comprehensive income (deficit)(3)	(34,563)	(35,557)	(27,299)	(30,322)	(41,865)	9,171

Equity attributable to the shareholders of Petrobras	72,538	71,544	79,802	76,779	65,236	116,272

Non-controlling interests	1,635	1,631	1,700	771	819	706
Total equity	74,173	73,175	81,502	77,550	66,055	116,978

Total liabilities and equity	243,561	222,068	251,366	246,983	230,521	298,687

(1)	Excludes non-current finance debt.
(2)	Excludes current portion of long-term finance debt.
(3)	Capital reserve and transactions, profit reserve and accumulated other comprehensive income (deficit).

Income Statement Data

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2019	2018	2018(1)	2017(2)	2016(3)	2015(4)	2014(5)
	(U.S.$ million, except for share and per share data)
Sales revenues	21,229	22,958	95,584	88,827	81,405	97,314	143,657
Net income (loss) before finance income (expense), results in equity-accounted investments and income taxes	3,720	5,492	17,432	11,219	4,308	(1,130)	(7,407)
Net income (loss) attributable to the shareholders of Petrobras	1,070	2,145	7,173	(91)	(4,838)	(8,450)	(7,367)
Weighted average number of shares outstanding:
Common	7,442,231,382	7,442,454,142	7,442,454,142	7,442,454,142	7,442,454,142	7,442,454,142	7,442,454,142
Preferred	5,601,969,879	5,602,042,788	5,602,042,788	5,602,042,788	5,602,042,788	5,602,042,788	5,602,042,788
Net income (loss) before finance income (expense), results in equity-accounted investments and income taxes per:
Common and Preferred shares	0.29	0.42	1.34	0.86	0.33	(0.09)	(0.57)
Common and Preferred ADS	0.58	0.84	2.68	1.72	0.66	(0.18)	(1.14)
Basic and diluted earnings (losses) per:
Common and Preferred shares	0.08	0.16	0.55	(0.01)	(0.37)	(0.65)	(0.56)
Common and Preferred ADS	0.16	0.32	1.10	(0.02)	(0.74)	(1.30)	(1.12)
Cash dividends per(7)
Common shares	—	—	0.07	—	—	—	—
Preferred shares	—	—	0.24	—	—	—	—
Common ADS	—	—	0.14	—	—	—	—
Preferred ADS	—	—	0.48	—	—	—	—

(1)

In 2018, we recognized the effects of the settlement of open matters with the Department of Justice and the SEC investigation, in the amount of U.S.$853 million. We also recognized impairment losses of U.S.$2,005 million.

(2)

In 2017, we recognized U.S.$3,449 million as other income and expenses, due to the provision for legal proceedings relating to the agreement to settle our consolidated class action before the United States District Court for the Southern District of New York. We also recognized impairment losses of U.S.$1,191 million.

(3)	In 2016, we recognized impairment losses of U.S.$6,193 million.
(4)	In 2015, we recognized impairment losses of U.S.$12,299 million.
(5)	In 2014, we recognized impairment losses of U.S.$16,823 million.
(6)

Pre-tax interest on capital and/or dividends proposed for the year. Amounts were based on the exchange rate prevailing at the date of the approval, except for the complement of minimum mandatory dividends, based on the closing exchange rate at the date of the financial statements.

CAPITALIZATION

The following table sets forth our consolidated debt and capitalization as of March 31, 2019, which is derived from our unaudited consolidated interim financial statements as of March 31, 2019, which have been prepared in accordance with IFRS as issued by the IASB.

As of March 31, 2019
(U.S.$ million)
Lease liabilities:
Current portion of lease liabilities	6,030
Non-current portion of lease liabilities	21,167

Total lease liabilities	27,197

Total debt:
Current portion of total debt	3,230
Non-current portion of total debt	75,580

Total debt(1)	78,810
Petrobras’s equity(2)	72,538
Non-controlling interest	1,635

Total capitalization	180,180

(1)   Comprising U.S.$65,311 million denominated in foreign currency, and U.S.$13,499 million denominated in reais.

(2)   Comprising (a) 7,442,454,142 shares of common stock and (b) 5,602,042,788 shares of preferred stock, in each case with no par value and in each case which have been authorized and issued.

DESCRIPTION OF COMMON SHARES AND COMMON AMERICAN DEPOSITARY SHARES

Common Shares

For a description of our common shares, see Item 10. “Additional Information—Memorandum and Articles of Incorporation” in the 2018 Form 20-F, which is incorporated herein by reference.

Common American Depositary Shares

For a description of the common ADSs, see “Description of Common Shares and Common American Depositary Shares” in the accompanying prospectus, and Item 12. “Description of Securities other than Equity Securities” in the 2018 Form 20-F, which is incorporated herein by reference.

STOCK TRADING MARKETS

Our common shares and the common ADSs are listed or quoted on the following markets:

São Paulo Stock Exchange (B3)	Common Shares (PETR3)
New York Stock Exchange (NYSE)	Common ADSs (PBR)
Mercado de Valores Latinoamericanos en Euros (Madrid)	Common Shares (XPBR)
Bolsa de Comercio de Buenos Aires (BCBA)	Common Shares (APBR)

Our common shares have been traded on the B3 since 1968. The common ADSs, each of which represents two of our common shares, have been traded on the New York Stock Exchange since 2000. The Bank of New York Mellon serves as depositary for the common ADSs.

Our common shares have been traded on the Latibex since 2002. The Latibex is an electronic market created in 1999 by the Madrid Stock Exchange in order to enable trading of Latin American equity securities in Euro.

Our common shares have been traded on the BCBA since 2006.

THE GLOBAL OFFERING

The Selling Shareholder is offering 241,340,371 of our common shares in a global offering that consists of an international offering outside Brazil and an offering in Brazil. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

In the international offering, the Selling Shareholder is offering our common shares, including our common shares represented by common ADSs, each of which represents two of our common shares. The common ADSs will be paid for in U.S. dollars at the U.S. dollar public offering price per common ADS set forth on the cover page of this prospectus supplement. Our common shares sold in the international offering will be delivered in Brazil and paid for in reais at the real offering price per common share set forth on the cover page of this prospectus supplement. Any investor outside Brazil purchasing our common shares must be authorized to invest in Brazilian securities pursuant to the applicable rules and regulations of CMN, the CVM, and the Central Bank of Brazil.

The international underwriters named in this prospectus supplement are underwriting the sale of 26,508,015 common ADSs as described in more detail under “Underwriting.” In addition, the Selling Shareholder is selling 8,142,985 common ADSs directly to investors. The international underwriters and the Selling Shareholder are also acting as placement agents on behalf of the Brazilian underwriters for sales of our common shares to investors outside Brazil.

The Brazilian underwriters are placing 172,038,371 common shares, including common shares sold in the international offering to investors outside Brazil. The offering to investors in Brazil is exempt from registration with the SEC under Regulation S, and is being made using a prospectus in the Portuguese language registered with the CVM. The offering price in the Brazilian offering is the real offering price per common share set forth on the cover page of this prospectus supplement.

The public offering prices in the offering are set forth on the cover page of this prospectus supplement, in U.S. dollars per common ADS, and reais per common share. The public offering price per common ADS includes a common ADS issuance fee of U.S.$0.04 per common ADS that will be paid to the ADS depositary. The public offering prices were approximately equivalent to each other at the exchange rates prevailing on June 25, 2019.

SELLING SHAREHOLDER

This prospectus supplement relates to the offer and sale by the Selling Shareholder of 106,964,412 of our common shares, which may be represented by common ADSs. When we refer to the “Selling Shareholder” in this prospectus supplement, we mean the entity listed in the table below.

The following table sets forth, as of the date of this prospectus supplement, the name of the Selling Shareholder and the aggregate amount of our common shares, which may be represented by common ADSs, that the Selling Shareholder is offering in the global offering. The percentage of our common shares owned by the Selling Shareholder prior to the global offering is based on 7,442,454,142 common shares outstanding as of March 31, 2019, which number of shares has not changed as of the date hereof.

	Before the Global Offering		Number of Common Shares Being Offered	After the Global Offering
Name and Address of Beneficial Owner	Number of Common Shares (1)	Percentage of Outstanding Common Shares (1)		Number of Common Shares	Percentage of Outstanding Common Shares
Caixa Econômica Federal	241,340,371	3.24%	241,340,371	—	—

(1)	Common shares may be represented by common ADSs.

The Selling Shareholder’s address is located at CAIXA (Brasília), Setor Bancário Sul – SBS, Quadra 4, Lotes 3 e 4, Brasília/DF, CEP/ZIP Code: 70.070-140, Brazil. The Selling Shareholder’s branch address is CAIXA (São Paulo – Selling Shareholder’s branch) Avenida Paulista, nº 2300, 12º andar, São Paulo/SP, CEP/ZIP Code: 01310-300, Brazil.

UNDERWRITING

This global offering consists of an international offering of our common shares, offered directly or represented by common ADSs, in the United States and elsewhere outside of Brazil, and a concurrent public offering of our common shares in Brazil.

Under the terms and subject to the conditions contained in an international underwriting and agency agreement dated June 25, 2019, the Selling Shareholder is offering a portion of the common ADSs described in this prospectus supplement through the international underwriters named below in the United States and other countries outside Brazil. This portion of the offering of the common ADSs is being underwritten severally and not jointly by the international underwriters named below. The Selling Shareholder is selling the remaining portion of such common ADSs, as further described below, directly to investors in the United States and other countries outside Brazil.

The international underwriting and agency agreement provides that the international underwriters are obligated to purchase all of the common ADSs in the international offering if any are purchased. The international underwriting and agency agreement provides that the obligation of the international underwriters to purchase the common ADSs is subject to, among other conditions, the absence of any material adverse change in our business, the delivery of certain legal opinions by our and their legal counsel in Brazil and in the United States and certain procedures by our independent auditors. The international underwriting and agency agreement provides that Petrobras and the Selling Shareholder will indemnify the international underwriters and the placement agents (as defined below), each of their affiliates and their respective directors, officers, employees and agents, and each person who controls any international underwriter or placement agent against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the international underwriters or placement agent may be required to make in that respect. The international underwriting and agency agreement also provides that if an international underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. Subject to the terms and conditions of the international underwriting and agency agreement, each of the international underwriters has severally agreed to purchase from the Selling Shareholder the number of the common ADSs listed next to its name in the following table.

International Underwriters	Number of Common ADSs
UBS Securities LLC	8,142,985
Morgan Stanley & Co. LLC	8,142,985
BofA Securities, Inc.	8,142,985
XP Securities, LLC	2,079,060

Total	26,508,015

UBS Securities LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc. are acting as global coordinators and joint bookrunners for the international offering. XP Securities, LLC is acting as joint bookrunner for the international offering.

In addition, the Selling Shareholder is acting as global coordinator and joint bookrunner for the international offering and is selling 8,142,985 common ADSs directly to investors. The Selling Shareholder will not receive or pay any underwriting discounts, fees and commissions in connection with its sale of common ADSs pursuant to the international offering. The Selling Shareholder is not registered as a broker-dealer under the Exchange Act and will not engage in any offers, sales or placement of securities within the United States or to U.S. persons, except for direct sales to investors as described herein or to the extent permitted by Rule 15a-6 under the Exchange Act (and applicable SEC interpretive guidance issued in connection therewith) and other applicable securities laws.

Petrobras and the Selling Shareholder are concurrently entering into an agreement with a syndicate of Brazilian underwriters providing for the concurrent offering in Brazil of our common shares set forth in the table below. The international offering and the Brazilian offering are being conducted concurrently, and conditioned on the closing of each other.

In addition, the international underwriters and the Selling Shareholder will act as placement agents for the Brazilian underwriters, or the placement agents, and will facilitate the placement of our common shares to investors located outside Brazil that will invest in our common shares in Brazil through the investment mechanisms regulated by the CMN, CVM and the Central Bank of Brazil. None of the Brazilian underwriters is registered as a broker-dealer under the Exchange Act and will not engage in any offers, sales or placement of securities within the United States or to U.S. persons. Our common shares purchased by investors outside Brazil will be delivered in Brazil and paid for in reais, and the offering of such common shares is being underwritten by the Brazilian underwriters named below.

The international and Brazilian underwriters and the Selling Shareholder intend to enter into an intersyndicate agreement that governs specified matters relating to the global offering. Under this agreement, each of the international underwriters and the Selling Shareholder has agreed that, as part of its distribution or direct sale, as applicable, of the common ADSs and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any of the common ADSs or distribute any prospectus relating to the common ADSs to any person in Brazil or to any other dealer who does not so agree. Each Brazilian underwriter similarly has agreed that, through its placement agent, as part of its distribution of our common shares, it has not offered or sold, and will not offer to sell, directly or indirectly, any of our common shares or distribute any prospectus relating to our common shares to any person outside Brazil or to any other dealer who does not so agree, except, through the placement agents, for investors located in the United States and other countries that are authorized to invest in Brazilian securities under the requirements established by the CMN, the CVM and the Central Bank of Brazil and for other permitted exceptions. These limitations do not apply to transactions among the underwriting syndicates in accordance with the provisions of the intersyndicate agreement. The number of our common shares, including common shares represented by common ADSs, as the case may be, actually allocated to each offering may differ from the total amounts that are shown in the tables above and below due to reallocation between the international and Brazilian offerings.

In addition, the Brazilian underwriters will place our common shares with investors located in Brazil, and, through the placement agents, the United States and other countries, who are authorized to invest in Brazilian securities under the requirements established by the CMN, the CVM and the Central Bank of Brazil. The Brazilian underwriting agreement provides that, if any of the placed common shares are not settled by their relevant investors, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions.

Subject to the terms and conditions of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of common shares listed next to its name in the following table:

Brazilian Underwriters	Number of Common Shares
Caixa Econômica Federal	40,429,017
UBS Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S.A.	40,429,017
Banco Morgan Stanley S.A.	40,429,017
Bank of America Merrill Lynch Banco Múltiplo S.A.	40,429,017
XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A.	10,322,302

Total	172,038,371

The international and Brazilian underwriters and/or their affiliates may enter into derivative transactions with clients, at their request, in connection with our common shares and the common ADSs. The international and Brazilian underwriters and/or their affiliates may also purchase some of our common shares to hedge their risk exposure in connection with such transactions. These transactions may have an effect on demand, price or other terms of the offering.

Discounts, Fees, Commissions and Expenses

The international underwriters and the Brazilian underwriters propose to offer the common ADSs and our common shares, respectively, initially at the public offering prices on the cover page of this prospectus supplement. After the offering, the offering price and other selling terms may be changed.

The following table summarizes the underwriting discounts, fees and commissions the Selling Shareholder will pay in connection with the global offering:

	Per Common ADS	Per Common Shares	Total (2)
	(U.S.$)	(R$)	(U.S.$)
Underwriting discounts, fees and commissions(1)	0.214099	0.410000	24,091,979.74

(1)

Underwriting discounts, fees and commissions will be payable only on the portion of the common shares, including common shares represented by common ADSs, being sold and placed by the international underwriters and the Brazilian underwriters, respectively.

(2)	Amounts in reais have been translated into U.S. dollars at the selling rate reported by the Central Bank of Brazil as of June 25, 2019, or R$3.83 to U.S.$1.00.

The Selling Shareholder will not receive or pay any underwriting discounts, fees and commissions in connection with its direct sale of common ADSs pursuant to the international offering.

The underwriting discounts, fees and commissions per common ADS sold by the international underwriters are 1.355% of each of the public offering price per common ADS on the cover page of this prospectus supplement. The underwriting discounts, fees and commissions per common share sold and placed by the Brazilian underwriters are 1.355% of the public offering price per common share on the cover page of this prospectus supplement.

The following table summarizes the expenses the Selling Shareholder will incur in connection with the global offering, excluding underwriting discounts, fees and commissions:

Amount (1)
(U.S.$)
SEC registration fee	212,651
Brazilian offering fees and expenses, including CVM fee	468,496
Printing and engraving expenses	26,110
Legal fees and expenses	941,119
Accountant fees and expenses	1,208,877
Miscellaneous costs and “road show” expenses	7,324,711

Total	10,181,964

(1)	Amounts in reais have been translated into U.S. dollars at the selling rate reported by the Central Bank of Brazil as of June 25, 2019, or R$3.83 to U.S.$1.00.

All amounts in the above table, except for the SEC registration fee are estimated and accordingly are subject to change.

Fees payable to the ADS depositary for the issuance of common ADSs will be borne by investors that purchase common ADSs in the international offering. For purposes of the international offering, the fee payable to the ADS depositary is U.S.$0.04 per common ADS.

We will not pay for any discounts, fees, commissions or expenses in connection with the global offering. The Selling Shareholder has agreed to reimburse us for any expenses incurred by us in connection with the global offering.

Lock-up Agreements

None of Petrobras, its directors, officers or shareholders will be subject to lock-up agreements. However, any investor who is qualified to acquire our common shares in the Brazilian offering to retail investors and desires to benefit from priority allocation in suchl offering will agree not to, during a 45-day period beginning on the date the Commencement Notice (Anúncio de Início) (the “Brazilian Retail Lock-up Period”), offer, sell, lend, contract to sell, pledge, assign or otherwise dispose of such common shares. Such common shares will be placed in a dedicated account at the B3 Central Depository and will remain blocked in such account until the end of the Brazilian Retail Lock-up Period.

Selling Restrictions

Other than with respect to the public offering of our common shares registered with the CVM in Brazil and the public offering of the common ADSs and common shares registered with the SEC in the United States, no action has been or will be taken in any country or jurisdiction by us, the Selling Shareholder, the international underwriters, or Brazilian underwriters that would permit a public offering of our common shares or the common ADSs, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Accordingly, our common shares and the common ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with our common shares or the common ADSs may be distributed, published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to purchase in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of our common shares and the common ADSs, the distribution of this prospectus supplement and resale of our common shares and the common ADSs.

European Economic Area

In any EEA Member State that has implemented the Prospectus Directive (each, a “Relevant Member State”), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of common shares and common ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares and common ADSs. Accordingly, any person making or intending to make any offer within the EEA of common shares or common ADSs which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Selling Shareholder or any of the international underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Selling Shareholder nor the international underwriters have authorized, nor do they authorize, the making of any offer of common shares or common ADSs in circumstances in which an obligation arises for the Selling Shareholder or the international underwriters to publish a prospectus for such offer.

Each person in a EEA Member State that has implemented the Prospectus Directive (each, a “Relevant Member State”), who receives any communication in respect of, or who acquires any common shares or common ADSs under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each international underwriter and the Selling Shareholder that:

(a)	it is a qualified investor as defined in the Prospectus Directive; and

(b)

in the case of any common shares or common ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) our common shares or the common ADSs acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the international underwriters has been given to the offer or resale; or (ii) where our common shares or the common ADSs have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares or common ADSs to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation, the expression an “offer” in relation to any common shares or common ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares or common ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the common shares or common ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

In the case of any of our common shares or common ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented to, acknowledged to and agreed with us, the international underwriters and the Brazilian underwriters that (i) our common shares and the common ADSs acquired by it in the international offering have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons other than qualified investors as so defined in the Prospectus Directive, or in circumstances in which the prior consent of the international underwriters has been obtained to each such proposed offer or resale and (ii) where our common shares and the common ADSs have been acquired by them on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares and common ADSs to it is not treated under the Prospectus Directive as having been made to such persons. We, the Selling Shareholder and the international underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgment and agreement. Notwithstanding the above, a person who is not a qualified investor may, with the consent of the international underwriters, be permitted to purchase our common shares or the common ADSs in the international offering.

The EEA selling restriction is in addition to any other selling restrictions set forth below.

Prohibition of Sales to European Economic Area Retail Investors

Each international underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available our common shares or the common ADSs to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)

a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor under the Prospectus Directive.

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the common shares or common ADSs to be offered so as to enable an investor to decide to purchase or subscribe the common shares or common ADSs.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of our common shares or the common ADSs that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; none of our common shares or the common ADSs have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the prospectus supplement or any other offering material relating to our common shares or the common ADSs have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to: (a) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers), and/or (b) qualified investors (investisseurs qualifiés) acting for their own account, and/or (c) a limited circle of investors (cercle restreint) acting for their own account, as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-4 of the French Code monétaire et financier.

Germany

Neither our common shares nor the common ADSs will be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz über die Erstellung, Billigung und Veröffentlichung des Prospekts, der beim öffentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veröffenlichen ist — Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005 as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act has been or will be registered within the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht-BaFin) of the Federal Republic of Germany or otherwise published in Germany.

Italy

This prospectus supplement has not been submitted to the Commissione Nazionale per le Società e la Borsa, the Italian Securities Exchange Commission (“CONSOB”), for clearance and will not be subject to formal review or clearance by CONSOB. Our common shares and the common ADSs offered by this prospectus supplement may neither be offered or sold, nor may this prospectus supplement or any other offering materials be distributed in the Republic of Italy unless such offer, sale or distribution is:

(a)

pursuant to the Legislative Decree of February 24, 1998, No. 58, as amended (the “Consolidated Financial Act”), made only to “qualified investors” (investitori qualificati), as defined pursuant to Article 34-ter, first paragraph, letter b), of CONSOB regulation No. 11971 of May 14, 1999, as amended, concerning issuers (the “Issuers’ Regulation”) and by Article 35, paragraph 1, letter d) of CONSOB regulation No. 20307 of 15 February, 2018 (“CONSOB Regulation No. 20307); or

(b)

in other circumstances which are exempt from the rules on public offers pursuant to Article 100 of the Consolidated Financial Act and its implementing CONSOB regulations, including Issuers’ Regulation.

Any such offer, sale or delivery of our common shares or the common ADSs or distribution of copies of this prospectus supplement or any other document relating to the offering of our common shares or the common ADSs in the Republic of Italy must be in compliance with the selling restrictions under (a) and (b) above and must be:

(i)

made by soggetti abilitati (including investment firms, banks or financial intermediaries, as defined by Article 1, first paragraph, letter r), of the Consolidated Financial Act), to the extent duly authorized to engage in the placement and/or underwriting and/or purchase of financial instruments in the Republic of Italy in accordance with the relevant provisions of the Consolidated Financial Act, the CONSOB Regulation No. 20307, as amended, Legislative Decree No. 385 of September 1, 1993, as amended, and any other applicable laws and regulations; and

(ii)	in compliance with any other applicable requirements or limitations which may be imposed by CONSOB, the Bank of Italy or any other Italian regulatory authority.

Any investor purchasing our common shares or the common ADSs is solely responsible for ensuring that any offer or resale of our common shares or the common ADSs it purchased occurs in compliance with applicable laws and regulations.

In accordance with Article 100 bis of the Consolidated Financial Act, the subsequent resale on the secondary market in the Republic of Italy of our common shares or the common ADSs (which were part of an offer made pursuant to an exemption from the obligation to publish a prospectus) constitutes a distinct and autonomous offer that must be made in compliance with the public offer and prospectus requirement rules provided under the Consolidated Financial Act and Issuers’ Regulation unless an exemption applies. Failure to comply with such rules may result in the subsequent resale of such common shares or common ADSs being declared null and void and the intermediary transferring our common shares or the common ADSs may be liable for any damage suffered by the investors.

The Netherlands

Our common shares and the common ADSs may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed in or from the Netherlands, other than to individuals or legal entities in The Netherlands other than to qualified investors as defined in The Netherlands Financial Supervision Act (Wet op het financieel toezicht).

Norway

This offer of our common shares and the common ADSs and the related materials do not constitute a prospectus under Norwegian law and have not been filed with or approved by the Norwegian Financial Supervisory Authority, the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises, as the offer of our common shares and the common ADSs and the related materials have not been prepared in the context of a public offering of securities in Norway within the meaning of the Norwegian Securities Trading Act or any Regulations issued pursuant thereto. The offer of our common shares and the common ADSs will only be directed to qualified investors as defined in the Norwegian Securities Regulation section 7-1 or in accordance with other relevant exceptions from the prospectus requirements. Accordingly, the offer of our common shares and the common ADSs and the related materials may not be made available to the public in Norway nor may the offer of our common shares and the common ADSs otherwise be marketed and offered to the public in Norway.

Spain

Neither our common shares nor the common ADSs nor this prospectus supplement have been approved or registered with the Spanish National Securities Exchange Commission (Comision Nacional del Mercado de Valores). Accordingly, neither our common shares nor the common ADSs may be publicly offered, sold or delivered, nor any public offer in respect of our common shares and common ADSs made, nor may any prospectus or any other offering or publicity material relating to our common shares and common ADSs be distributed in Spain by the international underwriters or any person acting on their behalf, except in compliance with Spanish laws and regulations.

Sweden

This document has not been prepared in accordance with the prospectus requirements provided for in the Swedish Financial Instruments Trading Act (Sw. lagen (1991:980) om handel med finansiella instrument) (the “Trading Act”). Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved or registered this document. Accordingly, this prospectus may not be made available, nor may our common shares or the common ADSs be marketed and offered for sale in Sweden, except in circumstances that will not result in a requirement to prepare a prospectus pursuant to the provisions of the Trading Act.

United Kingdom

Each international underwriter has represented warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of any common shares or common ADSs which are the subject of the offering contemplated by this prospectus supplement in circumstances in which section 21(1) of the FSMA does not apply to the Selling Shareholder; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

This prospectus supplement does not constitute an offer of our common shares or the common ADSs to the public in the United Kingdom. No prospectus has been or will be approved in the United Kingdom in respect of our common shares or the common ADSs. Consequently this document is being distributed only to, and is directed at (a) persons who are outside the United Kingdom (b) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (c) high net worth entities, and other persons to whom it may be lawfully communicated, falling within article 49(2) of the Order, (all such persons together being referred to as “relevant persons”). The common shares and common ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares or common ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

Our common shares and the common ADSs may not be publicly offered into or in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under Article 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland and therefore do not constitute an issuance prospectus within the meaning of the Swiss Code of Obligations or a listing prospectus within the meaning of the SIX listing rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to our common shares or the common ADSs may be publicly distributed or otherwise made publicly available in Switzerland.

Australia

This document does not constitute a prospectus or other disclosure document under the Corporations Act 2001 (Cth) (“Australian Corporations Act”) and does not purport to include the information required of a disclosure document under the Australian Corporations Act. This document has not been, and will not be, lodged with the Australian Securities and Investments Commission (whether as a disclosure document under the Australian Corporations Act or otherwise). Any offer in Australia of our common shares or the common ADSs under this document or otherwise may only be made to persons who are “sophisticated investors” (within the meaning of section 708(8) of the Australian Corporations Act), to “professional investors” (within the meaning of section 708(11) of the Australian Corporations Act) or otherwise pursuant to one or more exemptions under section 708 of the Australian Corporations Act so that it is lawful to offer our common shares and the common ADSs in Australia without disclosure to investors under Part 6D.2 of the Australian Corporations Act.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

This prospectus supplement has not been and will not be approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any of our common shares or the common ADSs other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No person may issue or have in its possession for the purposes of issue, in each case whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common shares or the common ADSs which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our common shares or the common ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.”

China

This prospectus supplement has not been and will not be circulated or distributed in the People’s Republic of China, and the our common shares and the common ADSs may not be offered or sold, and will not be offered or sold, to any person for re-offering or resale, directly or indirectly, to any resident of the People’s Republic of China except pursuant to applicable laws and regulations of the People’s Republic of China. For the purpose of this paragraph, People’s Republic of China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Japan

Our common shares and the common ADSs have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the FIEA) and each international underwriter has represented and agreed that it will not offer or sell any of our common shares or the common ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organised under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore and our common shares and common ADSs are offered pursuant to exemptions invoked under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (“Securities and Futures Act”). Accordingly, each of the international underwriters has represented and agreed that this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common shares and the common ADSs will not be circulated or distributed, nor will the new common shares or common ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in the Securities and Futures Act ) under Section 274 of the Securities and Futures Act, (ii) to a relevant person (as defined in Section 275(2) of the Securities and Futures Act ) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where our common shares or the common ADSs are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired our common shares or common ADSs pursuant to an offer made under Section 275 of the Securities and Futures Act except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the Securities and Futures Act; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to any term as defined in the Securities and Futures Act or any provision in the Securities and Futures Act is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

South Korea

Our common shares and the common ADSs have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act (the “FSCMA”). Our common shares and the common ADSs may not be offered, sold or delivered, or offered or sold for re-offering or resale, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law of Korea (the “FETL”)), except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the FETL and the decrees and regulations thereunder. Our common shares and the common ADSs may not be resold to Korean residents unless the purchaser of such securities complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of our common shares and the common ADSs.

Kuwait

Neither our common shares nor the common ADSs have been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of our common shares and the common ADSs in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus supplement comes are required by us and the international underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the international underwriters to obtain copies of this prospectus supplement are required by us and the underwriters to keep such prospectus supplement confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of our common shares and the common ADSs.

Qatar

This offering of our common shares and the common ADSs does not constitute a public offer of our common shares or the common ADSs in the State of Qatar under Law No. 5 of 2002 (the Commercial Companies Law). Our common shares and the common ADSs have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar (including the Qatar Financial Centre), other than on the basis that an offer is made: (i) in compliance with all applicable laws and regulations of the State of Qatar, including the Qatar Financial Centre; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the State of Qatar. This prospectus supplement has not been filed with, reviewed or approved by the Qatar Central Bank, the Qatar Financial Markets Authority, Qatar Financial Centre Regulatory Authority or any other relevant Qatar governmental body or securities exchange.

Saudi Arabia

No action has been or will be taken that would permit a public offering of our common shares or the common ADSs in the Kingdom of Saudi Arabia. Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires our common shares or the common ADSs pursuant to the offering should note that the offer of our common shares and the common ADSs is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the KSA Regulations). Our common shares and the common ADSs may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount. The offer of our common shares and the common ADSs is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired our common shares or the common ADSs pursuant to this exempt offer may not offer or sell our common shares or the common ADSs to any person (referred to as a transferee) unless the price to be paid by the transferee for such common shares or common ADSs equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of our common shares or the common ADSs being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell our common shares or the common ADSs to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell our common shares or the common ADSs if he/she sells his entire holding of our common shares or the common ADSs to one transferee.

Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us.

A prospectus in electronic format may be made available on the websites maintained by one or more of the international underwriters, or selling group members, if any, participating in this offering. The international underwriters may agree to allocate a number of the common ADSs to international underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the international underwriters and selling group members that will make internet distributions on the same basis as other allocations.

United Arab Emirates

United Arab Emirates (excluding the Dubai International Financial Centre and the Abu Dhabi Global Market)

Neither our common shares nor the common ADSs have been, nor are being, publicly offered, sold, promoted or advertised in the United Arab Emirates (the “UAE”) other than in compliance with any laws applicable in the UAE governing the issue, offering or sale of securities. Prospective investors in the Dubai International Financial Centre and the Abu Dhabi Global Market should have regard to the specific notice to prospective investors in the Dubai International Financial Centre and the Abu Dhabi Global Market, as the case may be, set out below. The information contained in this prospectus supplement does not constitute a public offer of our common shares or common ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser. This prospectus supplement is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Dubai International Financial Centre

Neither our common shares nor the common ADSs have been, nor are being, offered to any person in the Dubai International Financial Centre unless such offer is: (1) an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the Dubai Financial Services Authority (the “DFSA”) rulebook; and (2) made only to persons who meet the Professional Client criteria set out in Rule 2.3.3 of the DFSA Conduct of Business (COBS) Module of the DFSA rulebook.

Abu Dhabi Global Market

Neither our common shares nor the common ADSs have been, nor are being, offered to any person in the Dubai International Financial Centre unless such offer is: (1) an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the Financial Services Regulatory Authority (the “FSRA”) rulebook; and (2) made only to persons who meet the Professional Client criteria set out in Rule 2.4 of the FRSA Conduct of Business (COBS) Module of the FSRA rulebook.

Other Relationships

In addition to the global offering, the international and Brazilian underwriters and their respective affiliates have engaged in a variety of commercial and investment banking transactions from time to time with us for which we have paid customary fees and expenses, including financing transactions, bank guarantees and foreign exchange and derivative transactions, such as currency and interest swaps, and have provided advisory services for mergers and acquisitions and issuances of debt and equity in the local and international capital markets.

The Selling Shareholder has engaged in a variety of commercial banking transactions from time to time with us for which we have paid customary fees and expenses, including financing transactions, bank guarantees and foreign exchange and derivatives transactions, such as currency and interest swaps.

Caixa Econômica Federal is acting as Selling Shareholder, placement agent for common shares sold in the international offering and Brazilian underwriter for common shares sold in the Brazilian offering.

The addresses of the international underwriters for the international offering are as follows:

UBS Securities LLC 1285 Avenue of the Americas New York, New York 10019	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036

BofA Securities, Inc. One Bryant Park New York, New York 10036	XP Securities, LLC 1065 Avenue of the Americas, 29th Floor New York, New York 10018

TAXATION

U.S. Federal Income Tax Considerations

This summary describes the material U.S. federal income tax consequences of the ownership and disposition of our common shares or our common ADSs, based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury regulations promulgated thereunder, published rulings by the U.S. Internal Revenue Service (IRS), and court decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to hold or dispose of our common shares or our common ADSs. This summary applies only to purchasers of our common shares or our common ADSs who hold our common shares or our common ADSs as “capital assets” (generally, property held for investment), and does not apply to special classes of holders such as dealers or traders in securities or currencies, holders whose functional currency is not the U.S. dollar, holders of 10% or more of our shares, measured by voting power or value (taking into account shares held directly or through depositary arrangements), tax-exempt organizations, partnerships or partners therein, financial institutions, life insurance companies, holders liable for the alternative minimum tax, securities traders who elect to account for their investment in our common shares or our common ADSs on a mark-to-market basis, persons that enter into a constructive sale transaction with respect to our common shares or our common ADSs, and persons holding our common shares or our common ADSs in a hedging transaction or as part of a straddle or conversion transaction. Moreover, this summary does not address state, local or foreign taxes or the U.S. federal estate and gift taxes.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING THE OVERALL TAX CONSEQUENCES IN ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE CONSEQUENCES UNDER LAWS OTHER THAN U.S. FEDERAL INCOME TAX LAWS, OF AN INVESTMENT IN OUR COMMON SHARES OR OUR COMMON ADSs.

In general, a holder of our common ADS issued in respect of our common stock will be treated as the holder of the shares of common stock represented by those ADSs for U.S. federal income tax purposes, and no gain or loss will be recognized if you exchange our common ADSs for the shares of our common stock represented by that ADS.

In this discussion, references to our common ADSs refer to ADSs with respect to our common shares, and references to a “U.S. Holder” are to a holder of a common share or a common ADS that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof, or the District of Columbia; or

•	otherwise subject to U.S. federal income taxation on a net income basis with respect to our common shares or our common ADS.

Taxation of Distributions

A U.S. Holder will recognize ordinary dividend income for U.S. federal income tax purposes in an amount equal to the amount of any cash and the value of any property we distribute as a dividend to the extent that such distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, when such distribution is received by the ADS depositary, in the case of our common ADSs, or by the U.S. Holder in the case of a holder of our common shares. The amount of any distribution will include distributions characterized as interest on capital and the amount of Brazilian tax withheld on the amount distributed, and the amount of a distribution paid in reais will be measured by reference to the exchange rate for converting reais into U.S. dollars in effect on the date the distribution is received by the ADS depositary, in the case of our common ADSs, or by a U.S. Holder in the case of a holder of our common shares. If the ADS depositary, in the case of our common ADSs, or U.S. Holder in the case of a holder of our common shares, does not convert such reais into U.S. dollars on the date it receives them, it is possible that the U.S. Holder will recognize foreign currency loss or gain, which would be U.S. source ordinary loss or gain, when the reais are converted into U.S. dollars. Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations under the Code.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by a non-corporate U.S. Holder with respect to our common ADSs will generally be subject to taxation at preferential rates if the dividends are “qualified dividends.” Dividends paid on our common ADSs will be treated as qualified dividends if (i) our common ADSs are readily tradable on an established securities market in the United States and (ii) Petrobras was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a “passive foreign investment company” as defined for U.S. federal income tax purposes (a PFIC). Our common ADSs are listed on the NYSE, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited consolidated financial statements and relevant market and shareholder data, we believe that we should not be treated as a PFIC for U.S. federal income tax purposes with respect to the 2018 or 2017 taxable year. In addition, based on our audited consolidated financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2019 taxable year. Based on existing guidance, it is not clear whether dividends received with respect to our common shares will be treated as qualified dividends, because our common shares are not themselves listed on a U.S. exchange. U.S. Holders of our common ADSs should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their particular circumstances.

Distributions out of earnings and profits with respect to our common shares or common ADSs generally will be treated as foreign source dividend income and generally will be treated as “passive category income” for U.S. foreign tax credit purposes. Subject to certain limitations, Brazilian income tax withheld in connection with any distribution with respect to our common shares or common ADSs may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, or, at the U.S. Holder’s election, such Brazilian withholding tax may be taken as a deduction against taxable income (provided that the U.S. Holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). A U.S. foreign tax credit may not be allowed for Brazilian withholding tax imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which a U.S. Holder’s expected economic profit is insubstantial. U.S. Holders should consult their own tax advisors regarding the availability of the U.S. foreign tax credit, including the translation of reais into U.S. dollar for these purposes, in light of their particular circumstances.

Holders of our common ADSs that are foreign corporations or nonresident alien individuals (non-U.S. Holders) generally will not be subject to U.S. federal income tax, including withholding tax, on distributions with respect to our common shares or common ADSs that are treated as dividend income for U.S. federal income tax purposes unless such dividends are effectively connected with the conduct by the holder of a trade or business in the United States.

Taxation of Capital Gains

Upon the sale or other disposition of a common share or a common ADS, a U.S. Holder will generally recognize U.S. source capital gain or loss for U.S. federal income tax purposes, equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in such common share or common ADS. Any gain or loss will be long-term capital gain or loss if our common shares or common ADSs have been held for more than one year. Non-corporate U.S. Holders of our common shares or common ADSs may be eligible for a preferential rate of U.S. federal income tax in respect of long-term capital gains. Capital losses may be deducted from taxable income, subject to certain limitations. For U.S. federal income tax purposes, such disposition would not result in foreign source income to a U.S. Holder. As a result, a U.S. Holder may not be able to use the foreign tax credit associated with any Brazilian income taxes imposed on such gains, unless such holder can use the credit against U.S. tax due on other foreign source income. U.S. Holders should consult their own tax advisors regarding the availability of the U.S. foreign tax credit.

A non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale or other disposition of a common share or a common ADS, unless:

•	such gain is effectively connected with the conduct by the holder of a trade or business in the United States; or

•	such holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Information Reporting and Backup Withholding

The payment of dividends on, and proceeds from the sale or other disposition of our common ADSs or common shares to a U.S. Holder within the United States (or through certain U.S. related financial intermediaries) will generally be subject to information reporting, and may be subject to “backup withholding” unless the U.S. Holder (i) is an exempt recipient, and demonstrates this fact when so required, or (ii) timely provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding collected from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, so long as the required information is furnished to the IRS in a timely manner.

U.S. Holders should consult their own tax advisors about any additional reporting requirements that may arise as a result of their purchasing, holding or disposing of our common ADSs or common shares.

A non-U.S. Holder generally will be exempt from these information reporting requirements and backup withholding tax, but may be required to comply with certain certification and identification procedures in order to establish its eligibility for such exemption.

Specified Foreign Financial Assets

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include our common shares and common ADSs) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment, including the application of the rules to their particular circumstances.

Brazilian Tax Considerations

The following discussion summarizes the material Brazilian tax consequences of the acquisition, ownership and disposition of common shares or ADSs by a holder that is not domiciled in Brazil for purposes of Brazilian taxation, or a “Non-Resident Holder”. This discussion is based on Brazilian law as currently in effect, which is subject to change, possibly with retroactive effect, and to differing interpretations. Any change in such law may change the consequences described below.

The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Brazil and other countries. The discussion also does not, except to the extent discussed below under “—Other Brazilian Taxes,” address any tax consequences under the tax laws of any state or locality of Brazil.

The description below is not intended to constitute a complete analysis of all Brazilian tax consequences relating to the acquisition, exchange, ownership and disposition of our common shares or ADSs. Prospective purchasers should consult their own tax advisors with respect to an investment in our common shares or ADSs in light of their particular investment circumstances.

Income Tax

Dividends

Historically, dividends paid by a Brazilian company, such as ourselves, including dividends paid to a Non-Resident Holder, have not been subject to withholding income tax in Brazil, to the extent that such amounts are related to profits generated as of January 1, 1996. Dividends paid from profits generated prior to January 1, 1996 may be subject to Brazilian withholding income tax at varying rates, according to the tax legislation applicable to each corresponding year.

Law No. 11,638, dated December 28, 2007, significantly altered Brazilian corporate law in order to align the Brazilian generally accepted accounting principles, or Brazilian GAAP, more closely with IFRS accounting standards. However, Law No. 11,941, dated May 27, 2009, introduced the Transitory Tax Regime, or RTT, in order to render neutral, from a tax perspective, all the changes provided by Law 11,638. Under the RTT, for tax purposes, legal entities should observe the accounting methods and criteria as they were on December 31, 2007. Law No. 12,973, dated May 13, 2014, as amended, abolished the RTT and approved new rules aimed at permanently aligning the Brazilian tax system with IFRS as of January 1, 2015, including with respect to dividend distributions. For the 2014 fiscal year, taxpayers were entitled to elect to adopt the new rules or to continue adopting the RTT.

Under the RTT, there was controversy over how tax authorities would view certain situations, including whether dividends should be calculated in accordance with IFRS standards or the old Brazilian GAAP. It was unclear whether any dividend distributions made in accordance with IFRS standards in excess of the amount that could have been distributed had the profits been ascertained based on the old Brazilian GAAP would be subject to taxation in Brazil. In view of such controversy, Law No. 12,973/14 expressly stated that dividends calculated in accordance with IFRS standards based on profits ascertained between January 1, 2008 and December 31, 2013 would not be subject to taxation.

Notwithstanding the provisions of Law No. 12,973/14, Brazilian tax authorities issued Normative Ruling No. 1,492, dated September 17, 2014, which provided that dividend distributions supported by IFRS profits ascertained in 2014 that exceeded the amount resulting from the adoption of the old Brazilian GAAP would be: (i) subject to withholding income tax based on progressive rates (0% to 27.5%) if paid to Brazilian individuals; (ii) added to the tax base of the corporate tax (IRPJ/CSL) of the beneficiary if paid to Brazilian companies; (iii) subject to WHT at a 15% rate if paid to non-residents; or (iv) subject to WHT at a 25% rate if paid to non-residents that are based in blacklisted tax haven jurisdictions. However, this rule would apply only to taxpayers that have not elected to account for the effects of Law No. 12,973/14 (i.e., taxation based on IFRS standards) for the 2014 fiscal year.

Despite our belief that the tax exemption on dividends applies to dividends distributed by Brazilian companies out of profits ascertained in accordance with IFRS principles, if the provisions of Normative Ruling No. 1,492/14 are applicable, dividends ascertained in fiscal year 2014 based on IFRS that exceed the amount that would result from the adoption of the old Brazilian GAAP, for that calendar year, could be subject to withholding income tax, even if it were distributed in 2017 or later, at a rate of 15% or, if the Non-Resident Holder is domiciled in a Low or Nil Tax Jurisdiction (as defined below), 25%. For dividends paid out from profits ascertained in 2015 going forward, there are no such issues and dividends will be exempt, provided that they are distributed pursuant to Brazilian corporate law.

There can be no assurance that the current tax exemption on dividends distributed by Brazilian companies will continue in the future. At any case, any potential taxation being imposed upon dividends would become effective only in the year following the enactment of the relevant law.

Interest Attributable to Shareholders’ Equity

Law No. 9,249, dated December 26, 1995, as amended, allows a Brazilian corporation, such as ourselves, to make distributions to shareholders of interest on net equity and treat those payments as a deductible expense for purposes of calculating Brazilian corporate income tax and social contribution on net profits, both of which are taxes levied on our profits, as far as the limits described below are observed. These distributions may be paid in cash. For tax purposes, this interest on net equity is limited to the daily pro rata variation of the TJLP (long-term interest rate), as determined by the Central Bank from time to time, and the amount of the deduction may not exceed the greater of:

•

50.0% of the net income (after the deduction of the social contribution on net profits and before taking into account the provision for corporate income tax and the amounts attributable to shareholders as interest on shareholders’ equity) related to the period in respect of which the payment is made; and

•	50.0% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

Payment of interest on shareholders’ equity to a Non-Resident Holder is subject to withholding income tax at the rate of 15.0%. The applicable tax rate will be 25.0% in case of payments made to a Non-Resident Holder domiciled in a Low or Nil Tax Jurisdiction (as defined below) or where applicable local laws impose restrictions on the disclosure of the shareholding composition or the ownership of investments or the ultimate beneficiary of the income derived from transactions carried out and attributable to such non-Resident Holder.

These payments may be included, at their net value, as part of any mandatory dividend. The distribution of interest on shareholders’ equity may be determined by our board of directors. To the extent payment of interest on shareholders’ equity is so included, the corporation is required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable Brazilian withholding income tax, plus the amount of declared dividends is at least equal to the mandatory dividend.

We cannot assure you that the Brazilian federal government will not try to increase the withholding income tax on interest on shareholders’ equity in the future.

Low or Nil Tax Jurisdictions

According to Law No 9,430, dated December 27, 1996, as amended, a Low or Nil Tax Jurisdiction is a country or location that (i) does not impose taxation on income, (ii) imposes income tax at a rate lower than 20%, or (3) imposes restrictions on the disclosure of shareholding composition or investment ownership.

Additionally, on June 24, 2008, Law No. 11,727 introduced the concept of a “privileged tax regime,” which is defined as a tax regime that (i) does not tax income or taxes it at a maximum rate lower than 20%; (ii) grants tax benefits to non-resident entities or individuals (a) without the requirement that they carry out substantial economic activity in the country or dependency or (b) contingent on the non-exercise of substantial economic activity in the country or dependency; (iii) does not tax or that taxes income generated abroad at a maximum rate of lower than 20%; or (iv) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out.

On November 28, 2014, the Brazilian tax authorities issued Ordinance No. 488, which decreased these minimum thresholds from 20% to 17% for specific cases. Under Ordinance No. 488, the 17% threshold applies only to countries and regimes aligned with international standards of fiscal transparency, in accordance with rules to be established by the Brazilian tax authorities.

We consider the best interpretation of Law No. 11,727/08 to be that the new concept of “privileged tax regime” would be applicable solely for purposes of transfer pricing and thin capitalization rules. However, we are unable to ascertain whether or not the privileged tax regime concept will be extended to the concept of Low or Nil Tax Jurisdiction, though the Brazilian tax authorities appear to agree with our position, in view of the provisions introduced by Normative Ruling No. 1,037, dated as of June 4, 2010, as amended, which presents two different lists (Low or Nil Tax Jurisdictions—taking into account the non-transparency rules—and privileged tax regimes).

Notwithstanding the above, we recommend that you consult your own tax advisors regarding the consequences of the implementation of Law No. 11,727, Normative Ruling No. 1,037 and of any related Brazilian tax law or regulation concerning Low or Nil Tax Jurisdictions or “privileged tax regimes.”

Taxation of Gains

According to Article 26 of Law No. 10,833, dated December 29, 2003, as amended, gains related to the sale or disposition of assets located in Brazil, such as our common shares, by a Non-Resident Holder, are subject to withholding income tax in Brazil, regardless of whether the sale or disposition is made by a Non-Resident Holder to another non-resident of Brazil or to a Brazilian resident.

As a general rule, capital gains realized as a result of a sale or disposition of common shares are equal to the positive difference between the amount realized on the sale or disposition and the respective acquisition costs of the common shares.

There is a controversy regarding the currency that should be considered for purposes of determining the capital gain realized by a Non-Resident Holder on a sale or disposition of shares in Brazil, more specifically, if such capital gain is to be determined in foreign or in local currency.

Under Brazilian law, income tax on such gains can vary depending on the domicile of the Non-Resident Holder, the type of registration of the investment by the Non-Resident Holder with the Central Bank and how the disposition is carried out, as described below.

Currently, capital gains realized by Non-Resident Holders on a sale or disposition of shares carried out on the Brazilian stock exchange (including the organized over-the-counter market) are:

•

exempt from income tax when realized by a Non-Resident Holder that (1) has registered its investment in Brazil with the Central Bank under the rules of Resolution 4,373/14 of the Brazilian Monetary Council (“4,373 Holder”), and (2) is not resident or domiciled in a Low or Nil Tax Jurisdiction;

•

subject to income tax at a rate of 15% in the case of gains realized by (A) a Non-Resident Holder that (1) is not a 4,373 Holder and (2) is not resident or domiciled in a Low or Nil Tax Jurisdiction; or (B) a Non-Resident Holder that (1) is a 4,373 Holder, and (2) is resident or domiciled a Low or Nil Tax Jurisdiction; or

•	subject to income tax at a rate of up to 25% in the case of gains realized by a Non-Resident Holder that (1) is not a 4,373 holder, and (2) is resident or domiciled in a Low or Nil Tax Jurisdiction.

Any capital gains realized on the disposition of shares that are not carried out on the Brazilian stock exchange are:

•

subject to income tax at progressive rates that vary from 15% to 22.5%, as further detailed below, when realized by a Non-Resident Holder that is not resident or domiciled in a Low or Nil Tax Jurisdiction; and

•	subject to income tax at a rate of up to 25% when realized by a Non-Resident Holder that is resident or domiciled in a Low or Nil Tax Jurisdiction.

In addition, a withholding income tax of 0.005% will apply and shall be withheld by the intermediary institution (i.e., a broker) that receives the order directly from the Non-Resident Holder, which can be offset against the eventual income tax due on the capital gain. Such withholding does not apply to a 4,373 Holder that is not resident or domiciled in a Low or Nil Tax Jurisdiction.

In the case of redemption of shares or capital reduction by a Brazilian corporation, such as ourselves, the positive difference between the amount effectively received by the Non-Resident Holder and the corresponding acquisition cost is treated, for tax purposes, as capital gains derived from sale or exchange of shares. As these transactions are not carried out on a Brazilian stock exchange market, they will be subject to income tax at the rate of 15% up to 25%, in case of beneficiaries resident or domiciled in a Low or Nil Tax Jurisdiction.

On September 22, 2015, the Brazilian federal government enacted Provisional Measure No. 692/2015, converted into Law No. 13,259, of March 16, 2016, or Law No. 13,259/16, which introduced a regime based on the application of progressive tax rates for income taxation on capital gains recognized by Brazilian individuals on the disposition of assets in general. Under Law No. 13,259/16, effective as from January 1, 2017, the income tax rates on capital gains recognized by Brazilian individuals, which also applies to a Non-Resident Holder, would be: (i) 15% for the part of the gain that does not exceed R$5 million, (ii) 17.5% for the part of the gain that exceeds R$5 million but does not exceed R$10 million, (iii) 20% for the part of the gain that exceeds R$10 million but does not exceed R$30 million and (iv) 22.5% for the part of the gain that exceeds R$30 million.

As a general rule, the increased capital gains taxation regime should apply to transactions conducted outside of the Brazilian stock exchange or the organized OTC market. Also, as a general rule, a foreign investor who is a resident of or has a domicile in a Low or Nil Tax Jurisdiction would be subject to income tax at a rate of up to 25%, as mentioned above. However, although debatable, if the Non-Resident Holder is a 4,373 Holder, it is possible to sustain that the income tax would apply at 15% and therefore such progressive rates should not apply.

Any exercise of preemptive rights relating to shares or ADSs will not be subject to Brazilian withholding income tax. Gains realized by a Non-Resident Holder on the disposition of preemptive rights will be subject to Brazilian income tax according to the same rules applicable to disposition of shares or ADSs.

There can be no assurance that the current favorable tax treatment of Resolution 4,373 Holders will continue in the future.

Sales of ADSs

Arguably, the gains realized by a Non-Resident Holder on the disposition of ADSs to another non-Brazilian resident are not subject to Brazilian tax, based on the argument that the ADSs would not constitute assets located in Brazil for purposes of Law No. 10,833/03. However, we cannot assure you how Brazilian courts would interpret the definition of assets located in Brazil in connection with the taxation of gains realized by a Non-Resident Holder on the disposition of ADSs to another non-Brazilian resident. As a result, gains on a disposition of ADSs by a Non-Resident Holder to a Brazilian resident, or even to a Non-Resident Holder in the event that courts determine that the ADSs would constitute assets located in Brazil, may be subject to income tax in Brazil according to the rules described above.

Gains on the exchange of ADSs for shares

Non-Resident Holders may exchange ADSs for the underlying shares, sell the shares on a Brazilian stock exchange and remit abroad the proceeds of the sale. As a general rule, the exchange of ADSs for shares is not subject to income taxation in Brazil.

Upon receipt of the underlying shares in exchange for ADSs, Non-Resident Holders may also elect to register with the Central Bank the U.S. dollar value of such shares as a foreign portfolio investment under No. 4,373/14, which will entitle them to the tax treatment referred above on the future sale of the shares.

Alternatively, the Non-Resident Holder is also entitled to register with the Central Bank the U.S. dollar value of such shares as a foreign direct investment under Law 4,131/62, in which case the respective sale would be subject to the tax treatment applicable to transactions carried out of by a Non-Resident Holder that is not a 4,373 Holder, i.e., subject to income tax at progressive rates (15% to 22.5%) or 25% if such Non-Resident Holder resident of or has a domicile in a Low or Nil Tax Jurisdiction, as explained above.

Gains on the exchange of shares for ADSs

The deposit of shares in exchange for the ADSs by a Non-Resident Holder may be subject to Brazilian withholding income tax on capital gains if the acquisition cost is lower than the shares price verified on the exchange date. The capital gains ascertained by the Non-Resident Holder, in this case, should be subject to taxation at progressive rates varying from 15% to 22.5%or at 25% if realized by a Non-Resident Holder that is resident or domiciled in a Low or Nil Tax Jurisdiction. In certain circumstances, there may be arguments to sustain the position that such taxation is not applicable to 4,373 Holders that are not resident or domiciled in a Low or Nil Tax Jurisdiction.

Tax on Foreign Exchange and Financial Transactions

Foreign Exchange Transactions

Brazilian law imposes an IOF/Exchange Tax, due on the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest) and the conversion of foreign currency into Brazilian currency. Currently, for most exchange transactions, the rate of IOF/Exchange Tax is 0.38%.

Effective as of December 1, 2011, IOF/Exchange Tax at a rate of 0% applies to foreign exchange transactions entered into in connection with the inflow of proceeds to Brazil for investments made by a foreign investor (including a Non-Resident Holder) in (1) variable income transactions carried out on the Brazilian stock, futures and commodities exchanges, and (2) the acquisitions of shares of Brazilian publicly-held companies in public offerings or subscription of shares related to capital contributions, provided that the company has registered its shares for trading with the stock exchange. As of June 5, 2013, this beneficial tax treatment was extended to all investments made under the rules of CMN Resolution 4,373/14 in the Brazilian financial and capital markets, including the investment in common shares. The IOF/Exchange Tax at a rate of 0% also applies for the outflow of funds from Brazil related to these types of investments, including payments of dividends and interest on shareholders’ equity and the repatriation of funds invested in the Brazilian market.

Furthermore, the IOF/Exchange is currently levied at a 0% rate on the withdrawal of ADSs into shares. Nonetheless, the Brazilian government is permitted to increase the rate at any time to a maximum of 25%, but only in relation to future transactions. However, any increase in rates may apply only to future foreign exchange transactions.

Tax on Transactions involving Bonds and Securities

Brazilian law imposes a Tax on Transactions Involving Bonds and Securities, or “IOF/Bonds”, on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bond Tax applicable to transactions involving the transfer of shares traded on the Brazilian stock exchange with the purpose of the issuance of depositary receipts to be traded outside Brazil is currently zero, although the Brazilian government may increase such rate at any time up to 1.5% of the transaction amount per day, but only in respect of future transactions.

As from December 24, 2013, the IOF/Bonds Tax levies at a rate of zero percent for transactions involving the deposit of shares which are issued by a Brazilian company admitted to trade on the Brazilian stock exchange with the specific purpose of enabling the issuance of depositary receipts traded outside Brazil. Any increase in this rate may only apply to future transactions.

Other Brazilian Taxes

There are no Brazilian federal inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of shares by individuals or entities not domiciled in Brazil. Gift and inheritance taxes, however, may be levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within such state in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes payable by holders of shares, or shares comprised of shares.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Petrobras is a sociedade de economia mista (mixed-capital company), a public sector company with some private sector ownership, established under the laws of Brazil. All of its executive officers and directors and certain advisors named in this prospectus supplement reside in Brazil. In addition, substantially all of its assets and those of its executive officers, directors and certain advisors named in this prospectus supplement are located in Brazil. As a result, it may not be possible for investors to effect service of process upon Petrobras or its executive officers, directors and advisors named in this prospectus supplement within the United States or other jurisdictions outside Brazil, or to enforce against any of them judgments obtained in the United States, including judgments for civil liability based upon the United States federal securities laws, or in other jurisdictions outside Brazil.

For further information on potential difficulties in effecting service of process on any of those persons or enforcing judgments against any of them outside the United States, see “Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons” in the accompanying prospectus.

LEGAL MATTERS

The validity of the common shares and certain legal matters with respect to Brazilian law will be passed upon for us by Lefosse Advogados, and certain legal matters with respect to Brazilian law will be passed upon for the international underwriters by Pinheiro Guimarães. Certain legal matters with respect to U.S. federal law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, and for the international underwriters by White & Case LLP.

EXPERTS

With respect to the unaudited interim financial information of Petrobras as of March 31, 2019 and for the three-month periods ended March 31, 2019 and 2018, incorporated by reference herein, KPMG Auditores Independentes, an independent registered public accounting firm, reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Petrobras Form 6-K furnished to the SEC on May 8, 2019 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. KPMG Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by KPMG Auditores Independentes within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements of Petrobras as of and for the years ended December 31, 2018 and 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated herein by reference to the 2018 Form 20-F in reliance upon the report of KPMG Auditores Independentes, independent registered public accounting firm, also incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the year ended December 31, 2016 incorporated in this prospectus supplement by reference to the 2018 Form 20-F, have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain oil and gas reserve data incorporated herein by reference to the 2018 Form 20-F were reviewed by DeGolyer and MacNaughton as indicated therein, in reliance upon the authority of such firm as expert in estimating proved oil and gas reserves.